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                                                                      Exhibit 15






                  ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of August 19, 1997, between WOLFENSOHN ASSOCIATES L.P., a Delaware limited partnership ("Assignor"), and WOLFENSOHN ASSOCIATES II L.P., a Delaware limited partnership (acting through its general partner, Wolfensohn Partners II LLC, a Delaware limited liability company (the "General Partner") (together with its successors and assigns, "Assignee").


                              W I T N E S S E T H:


                  WHEREAS, Assignor has formed the Assignee as a limited partnership under the laws of the State of Delaware pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on August 12, 1997 and an Agreement of Limited Partnership (the "Partnership Agreement", dated as of August 12, 1997, by and among the General Partner and the Initial Limited Partner (as defined in the Partnership Agreement) for the purpose of holding certain assets and investments of the Assignor;

                  WHEREAS, Assignor, Wolfensohn Partners L.P., a Delaware limited partnership and the general partner of Assignor, and Landmark Equity Partners V, L.P. have entered into an Investment Agreement, dated August 7, 1997 (the "Landmark Agreement"), pursuant to which Assignor has agreed, subject to the consent of its limited partners, to transfer and assign to Assignee certain assets and liabilities as a capital contribution in exchange for all of the limited partnership interests of the Assignee; and

                  WHEREAS, Assignee wishes to acquire such assets and assume such liabilities;

                  WHEREAS, the requisite number of limited partners of the Assignor have approved the transfer of assets and liabilities pursuant to the Consent and Amendment Number 8, dated as of August 15, 1997, to the Amended and Restated Limited Partnership Agreement of the Assignor, dated as of April 16, 1984, as further amended, by and among the General Partner and the limited partners named on the signature pages thereto (the "WALP Partnership Agreement");

                  WHEREAS, certain assets and liabilities of Assignor relating to IVEX Corporation, ONTOS, Inc. and Quantrad Sensor Inc. were transferred to Assignee






                                                       Assignment and Assumption
                                                             Agreement (Omnibus)

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pursuant to that certain Assignment and Assumption Agreement, dated as of August
18, 1997, between Assignor and Assignee (the "IVEX Assignment Agreement");

                  NOW, THEREFORE, in consideration of the foregoing, the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Transfer of Assets. Subject to Section 2, Assignor hereby assigns, transfers, sets over and conveys to Assignee all of the right, title and interest of Assignor in and to all of the assets (in each case subject to any security interests of Republic National Bank pursuant to the Continuing General Security Agreement, dated December 5, 1996) of the Assignor as the same shall exist on the date hereof, including, without limitation, the following (collectively, the "Transferred Assets"), in exchange for 100% of the Class A and Class B limited partnership interests of the Assignee:

                  (a) all Securities (as defined in the Securities Act of 1933, as amended) of the issuers named on Schedule A attached hereto (the "Portfolio Companies") owned by Assignor;

                  (b) all contracts and written agreements arising out of, pertaining to or in connection with the Transferred Assets (other than any agreement between Assignor and its consultants and employees) to which Assignor is a party (the "Investment Agreements") and any and all pledge, security or guaranty agreements with respect to the Transferred Assets, and any and all contractual rights relating to the Portfolio Companies or the Securities issued by the Portfolio Companies, including any right to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Investment Agreements;

                  (c) all (i) proceeds paid to the Assignor from the sale, assignment, transfer, conversion, exchange, redemption, exercise, repayment, waiver, release, compromise, settlement or satisfaction of any Transferred Assets, and (ii) distributions, dividends, interest and payments of cash, Securities or other property declared, paid or made with respect to or in connection with the Transferred Assets after April 30, 1997, including all interest earned on dividends and on distributions of Securities sold or otherwise liquidated, distributions and other payments, in each case received by the Assignor between





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                                                       Assignment and Assumption
                                                             Agreement (Omnibus)
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         August 7, 1997 and the First Closing Date (as defined in the Landmark
         Agreement);

                  (d) all notes, bonds and other evidence of indebtedness of and rights to receive payment from any person or entity held by Assignor (other than amounts payable by Wolfensohn Partners L.P. to the Assignor pursuant to the WALP Partnership Agreement, including, without limitation, under Section 6.2 (Management Fees) and Article XII (Dissolution and Winding-Up) of the WALP Partnership Agreement), all cash on hand and in bank accounts, certificates of deposit and cash equivalents held by Assignor, including the bank accounts listed in Schedule C hereto and amounts held therein;

                  (e) all guaranties, warranties, indemnities and similar rights in favor of Assignor with respect to the Transferred Assets; and

                  (f) all other property and assets of Assignor of every kind, nature and description, real, personal and mixed, tangible and intangible, wherever situated, including all assets reflected on the books of account of the Assignor as of the date hereof.

                  2. Third Party Consents. This Agreement shall not constitute an assignment or transfer to Assignee of any interest in or right under any Investment Agreement or of title to any asset or property, if an assignment or transfer, or an attempt to make such assignment or transfer, without the consent of any party other than Assignor would constitute a breach or violation thereof, unless and until such consent has been obtained.

                  3. Assumption of Liabilities. Assignee hereby assumes and agrees to pay, satisfy, honor, perform and discharge, as and when due, and otherwise in accordance with the relevant governing agreements and instruments all liabilities, obligations, debts, contracts and commitments of any kind, character or description of Assignor, whether absolute, accrued, liquidated, unliquidated, contingent, executory or otherwise, howsoever and whensoever arising, that remain unpaid or unsatisfied (the "Assumed Liabilities"), including, without limitation, the following:

                  (a) all duties, obligations and liabilities of Assignor under or in respect of the Transferred Assets, and all obligations and liabilities of Assignor under all Investment Agreements assigned by Assignor to Assignee pursuant to Section 1 of this Agreement; and






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                                                       Assignment and Assumption
                                                             Agreement (Omnibus)
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                  (b) all duties, obligations and liabilities of the Assignor under the secured revolving credit facility from Republic National Bank of New York ("Republic Bank"), as evidenced by the Grid Notes, dated December 5, 1996, in the principal amount of $7,000,000 and May 20, 1997, in the principal amount of $2,500,000, issued by the Assignor to Republic Bank, the Continuing General Security Agreement, dated
         December 5, 1996, between the Assignor and Republic Bank and any and all related security, pledge or guaranty agreements to which the Assignor is a party; and

                  (c) all liabilities shown on the balance sheet of Assignor dated June 30, 1997 (other than liabilities, if any, relating to IVEX Corporation, ONTOS, Inc. and Quantrad Sensor Inc. and assumed by Assignee pursuant to the IVEX Assignment Agreement).

                  4. Agreement to be Bound. The Assignee hereby assumes the obligations of the Assignor assigned and transferred pursuant to this Agreement and hereby agrees to be bound by and comply with all of the terms of the Investment Agreements as if Assignee was initially a party thereto in the place of the Assignor.

                  5. Further Assurances. Each party hereto agrees promptly to execute and deliver any and all such instruments and to take any and all such other actions as either party may from time to time reasonably request in order to vest in Assignor title to the assets transferred hereby and give effect to the foregoing provisions of this Agreement.

                  6. Power of Attorney. Assignor hereby constitutes and appoints Assignee the true and lawful attorney of Assignor with full power of substitution, in the name of Assignor or otherwise, and on behalf and for the benefit of Assignee, to demand and receive from time to time any and all Transferred Assets; to give receipts, releases and acquittances for or in respect of the same or any part thereof; to collect, for the account of Assignee, all receivables and other items transferred to Assignee as provided herein, and to endorse with the name of Assignor any check received on account of any such receivables or any other item; from time to time to institute and prosecute in the name of Assignor or otherwise any and all proceedings at law, in equity or otherwise, which Assignee may deem proper to collect, assert or enforce any claim, right, title, debt or account hereby assigned and transferred or intended so to be; and to take any action necessary to effect the transfer to Assignee of full legal title in and to, and beneficial ownership of, the Transferred Assets. Assignor hereby declares that the foregoing powers are coupled with an interest and shall not be revocable by it in any manner or for any reason.





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                                                       Assignment and Assumption
                                                             Agreement (Omnibus)
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                  7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE DELAWARE WITHOUT
REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

                  8. Miscellaneous. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Agreement shall not be assigned by either party without the prior written consent of the other party. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the parties hereto. This Agreement may not be amended, nor may any term hereof be waived, except by an agreement in writing signed by both parties.






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                                                       Assignment and Assumption
                                                             Agreement (Omnibus)
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                  IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment and Assumption Agreement by their authorized representatives as of the date first above written.

                                    Assignor:

                                    WOLFENSOHN ASSOCIATES L.P.,

                                    By:      WOLFENSOHN PARTNERS L.P.,
                                               its general partner

                                             By:  /s/ James D. Wolfensohn
                                                  ---------------------------
                                                  Name:  James D. Wolfensohn
                                                  Title: General Partner


                                    Assignee:

                                    WOLFENSOHN ASSOCIATES II L.P.,

                                    By:      WOLFENSOHN PARTNERS II, LLC,
                                               its general partner


                                             By:  /s/ Robert J. Bertoldi
                                                  ---------------------------
                                                  Name:  Robert J. Bertoldi
                                                  Title: Manager


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